Exhibit 99.1

Media contact:	Investor Relations contact:
Alison von Puschendorf	Mark F. Pomerleau
tel (203) 461-7634	tel (203) 461-7616

MeadWestvaco Reports Second Quarter Results

Company Announces New $200-Million Cost Reduction Initiative,

Expects to Complete Share Repurchase Plan

STAMFORD, Conn., July 27, 2005— MeadWestvaco Corporation (NYSE: MWV) today reported a loss from continuing operations of $13 million, or 6 cents per share. Included in the loss from continuing operations for 2005 was an after-tax charge for debt retirement of $56 million, or 28 cents per share; an after-tax restructuring charge of $6 million, or 3 cents per share; and an after-tax gain on the sale of forestlands of $1 million, or 1 cent per share. Second quarter 2004 earnings from continuing operations were $74 million, or 36 cents per share, which included an after-tax gain on the sale of forestlands of $12 million, or 6 cents per share, and an after-tax restructuring charge of $4 million, or 2 cents per share.

During the quarter, the company completed the sale of its printing and writing papers business for $2.2 billion in cash proceeds, and used approximately $1.1 billion of the proceeds to reduce debt. In addition, the company repurchased 21 million shares, or 10%, of its outstanding common stock at a cost of approximately $620 million. The company expects to repurchase additional shares in the amount of $80 million during the second half of 2005 as a continuation of its plan to use up to $700 million of the papers sale proceeds for share repurchases.

As part of its strategy to become the global leader in consumer packaging, the company has begun an initiative to develop a business model that enables it to respond more quickly to the market and to customers’ needs. The company’s new business model also will have a lower overall cost structure that is both flexible and lean. This initiative will reduce general and administrative costs and streamline warehousing logistics across the enterprise and is expected to save at least $200 million in costs annually by the end of 2007.

During the second quarter, performance in the company’s continuing operating segments was seasonally stronger than the first quarter but below the level of the second quarter of 2004 due primarily to higher costs for energy and raw materials and somewhat weaker demand. The significant impact of inflation in the cost of energy and raw materials more than offset improvements in selling prices in paperboard.

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“MeadWestvaco continues to make significant and measurable progress toward transforming the company into the global leader in consumer packaging, capable of producing higher growth with improved, more consistent profitability,” said John A. Luke, Jr., chairman and chief executive officer. “With the sale of the papers business, we gained focus, enhanced our financial flexibility and, with the stock repurchase program, are returning value to shareowners.

“There is still plenty of work to be done to achieve the growth and profitability levels that we know we are capable of generating. As a market-driven company, our focus is creating value for customers while reducing costs and operating with maximum efficiency,” continued Mr. Luke. “We are convinced that over the next few years we can develop a more efficient and responsive organization, improve our internal processes and reduce our overall cost structure.”

MeadWestvaco’s second quarter net loss was $83 million, or 41 cents per share, compared to net income of $47 million, or 23 cents per share, in the second quarter of last year. The net loss for the second quarter of 2005 included a loss from the discontinued paper operations of $70 million, or 35 cents per share. Last year’s second quarter net earnings included a loss from the discontinued papers operations of $27 million or 13 cents per share.

Outlook

MeadWestvaco expects demand to be seasonally stronger in this year’s second half and will continue to seek pricing increases to combat the continuing pressure from cost inflation in raw materials, energy and freight. The company expects to take approximately 35,000 tons of market-related downtime in bleached paperboard in the third quarter to manage its inventory levels. During the remainder of the year, the company expects to continue to repurchase shares of its common stock in accordance with its previously announced plan to use up to $700 million of the proceeds from the sale of its printing and writing papers business for share repurchase.

Packaging

In the Packaging business, MeadWestvaco’s largest segment, sales revenue of $1.1 billion, was essentially unchanged from the second quarter of 2004. Segment operating profit totaled $96 million, compared to $113 million in the prior year’s second quarter. The positive effect of higher selling prices and improved sales mix was offset by cost inflation in energy and raw materials, the impact of market-related downtime in the bleached paperboard mill operations and weaker demand in several of the company’s markets for consumer packaging. As a result of strong mill operations and slower seasonal pickup compared to the prior year, the company took 55,000 tons of market-related downtime in bleached paperboard production to manage its inventories during the second quarter.

Consumer & Office Products

In the Consumer & Office Products segment, sales were $297 million compared to $302 million in the prior year second quarter. Operating profit was $33 million compared with $50 million in the second quarter of 2004. Increased sales from Tilibra S.A. Productos de Papelaria, the company’s Brazil-based operations acquired in the third quarter 2004, were offset by lower sales in North America. The decline in operating profit primarily reflected significantly higher costs for paper and other raw materials which were only partly offset by higher selling prices.

Specialty Chemicals

Second quarter sales for Specialty Chemicals of $116 million increased 8% compared to the second quarter last year. Operating profit for the segment was $14 million, compared with $20 million in the prior year second quarter. The decline in segment operating profit was primarily

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due to higher raw material and energy costs, offset in part by the impact of higher revenues attributable to improved selling prices.

Other Items

Costs for raw materials increased approximately $25 million over the prior year. Costs for energy, wood and freight increased about $10 million over prior year. Capital spending was $132 million in the first half of the year, compared with $121 million in last year’s first half, and remained well below the level of depreciation for the comparable period.

Conference Call

MeadWestvaco will broadcast its second quarter analyst conference call today at 10 a.m. (ET), with access available via Internet on the company’s Web site and telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. Investors may participate in the live conference call by dialing 1 (888) 428-4478 (toll-free domestic) or 1 (651) 291-0900 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month via the telephone starting at 1:30 p.m. (ET) today and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 772494.

About MeadWestvaco

MeadWestvaco, headquartered in Stamford, Conn., is a global packaging company that delivers high-value packaging solutions and products to the world’s most recognized companies in the food and beverage, media and entertainment, personal care, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages its forestlands in accordance with the Sustainable Forestry Initiative®. For more information, please visit www.meadwestvaco.com.

Forward-looking Statement

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings expected from the company’s general and administrative cost reduction initiative; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

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Consolidated statements of operations

In millions, except per share data (Unaudited)	Second Quarter ended June 30,		First Half ended June 30,
	2005	2004[1]	2005	2004[1]
Net sales	$1,587	$1,556	$2,960	$2,870
Cost of sales	1,302	1,231	2,450	2,331
Selling, general and administrative expenses	179	190	368	383
Interest expense	54	51	106	101
Other (income) expense, net	75	(21)	35	(89)

Income (loss) from continuing operations before income taxes	(23)	105	1	144
Income tax provision (benefit)	(10)	31	(3)	44

Income (loss) from continuing operations	(13)	74	4	100
Loss from discontinued operations, net of tax	(70)	(27)	(93)	(55)

Net income (loss)	$(83)	$47	$(89)	$45

Income (loss) per share, basic and diluted:
Income (loss) from continuing operations	$(.06)	$.36	$.02	$.49
Discontinued operations	(.35)	(.13)	(.46)	(.27)

Net income (loss)	$(.41)	$.23	$(.44)	$.22

Shares used to compute net income (loss) per share[2]:
Basic	199.9	201.4	202.0	201.3
Diluted	199.9	202.8	203.4	202.7

[1]	Prior period amounts have been adjusted to conform to the June 30, 2005, presentation.

[2]	Impact of dilutive shares not included for the quarter ended June 30, 2005, as they would have an antidilutive effect.

MeadWestvaco Corporation and consolidated subsidiary companies

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Consolidated balance sheets

	At June 30, 2005	At December 31, 2004[1]	At June 30, 2004[1]
In millions, except share amounts (Unaudited)
Assets
Cash and cash equivalents	$637	$270	$313
Short-term investments	—	5	—
Receivables, net	784	845	810
Inventories	796	735	771
Other current assets	157	170	156
Current assets of discontinued operations	—	537	577

Current assets	2,374	2,562	2,627
Property, plant, equipment and forestlands, net	4,583	4,688	4,677
Prepaid pension asset	961	1,040	1,045
Goodwill	560	557	522
Other assets	875	834	837
Non-current assets of discontinued operations	—	2,000	2,751

	$9,353	$11,681	$12,459

Liabilities and shareholders’ equity
Accounts payable	$427	$432	$316
Accrued expenses	942	819	803
Notes payable and current maturities of long-term debt	186	234	241
Current liabilities of discontinued operations	—	266	293

Current liabilities	1,555	1,751	1,653
Long-term debt, excluding current portion	2,435	3,282	3,772
Other long-term obligations	652	681	649
Deferred income taxes	1,210	1,505	1,636
Long-term debt of discontinued operations	—	145	145
Shareholders’ equity (common shares issued: June 30, 2005-184,017,158; December 31, 2004 -203,930,342)	3,501	4,317	4,604

	$9,353	$11,681	$12,459

Business segment information

In millions (Unaudited)	Second Quarter ended June 30,		First Half ended June 30,
	2005	2004[1]	2005	2004[1]
Sales
Packaging	$1,138	$1,106	$2,197	$2,121
Consumer & Office Products	297	302	480	472
Specialty Chemicals	116	107	212	196
Corporate and other [2]	53	54	105	107

Total	1,604	1,569	2,994	2,896
Intersegment eliminations	(17)	(13)	(34)	(26)

Consolidated totals	$1,587	$1,556	$2,960	$2,870

Segment profit (loss)
Packaging	$96	$113	$175	$178
Consumer & Office Products	33	50	27	48
Specialty Chemicals	14	20	18	30
Corporate and other [3]	(166)	(78)	(219)	(112)

Consolidated totals [4]	$(23)	$105	$1	$144

[1]	Prior period amounts have been adjusted to conform to the June 30, 2005, presentation.

[2]	Revenue included in Corporate and other includes specialty paper sales and timber sales of the forestry operation, and excludes proceeds from the sale of acreage.

[3]	Corporate and other may include goodwill impairment charges, minority interest, debt retirement charges, restructuring expenses, pension income, interest expense and gains on asset sales.

[4]	The consolidated total represents income (loss) from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

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